Exhibit 99.1

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Financial Statements

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

September 30, 2024

Corporate Head Office

250 – 750 West Pender

Vancouver, BC

V6C 2T7

Page 1 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Financial Position

As at September 30, 2024 and March 31, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	September 30, 2024	March 31, 2024

ASSETS

Current
Cash	$167,305	$998,262
Receivables	22,259	146,209
Prepaid expenses and deposits	331,756	340,742
	521,320	1,485,213
Non-Current
Prepaid expenses and deposits	16,195	19,231
Exploration and evaluation assets (Note 4)	16,061,422	15,094,413

Total Assets	$16,598,937	$16,598,857

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities (Notes 5 and 8)	$2,595,401	$1,582,188
Term loans payable (Note 6)	1,160,366	1,138,520
Flow-through premium liability (Note 7)	53,526	11,666
	3,809,293	2,732,374
Non-Current
Derivative liability (Note 7)	428,663	656,946
Total Liabilities	4,237,956	3,389,320

Shareholders' Equity
Capital stock (Note 7)	33,168,761	32,123,613
Subscriptions received (Note 7)	-	105,000
Reserves (Note 7)	2,776,010	2,462,047
Deficit	(23,583,790)	(21,481,123)
Total Shareholders’ Equity	12,360,981	13,209,537

Total Liabilities and Shareholders’ Equity	$16,598,937	$16,598,857

Nature of operations and going concern (Note 1)

Subsequent events (Note 12)

Approved and authorized on behalf of the Board on November 14, 2024:

(Signed) “Jason Barnard”	(Signed) “Andrew Lyons”
Jason Barnard, Director	Andrew Lyons, Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 2 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

For the three and six months ended September 30, 2024 and 2023

(Expressed in Canadian Dollars, except for share and per share amounts)

(Unaudited – Prepared by Management)

	For the three-month period ended September 30,		For the six-month period ended September 30,
	2024	2023	2024	2023

EXPENSES
Consulting (Note 8)	$44,849	$80,708	$92,640	$111,289
Investor relations and promotion (Note 8)	275,852	237,570	812,175	263,611
Listing fee	5,000	47,485	5,000	47,485
Management and director fees (Note 8)	168,000	93,900	334,500	228,900
Office and miscellaneous	80,374	78,226	157,245	89,521
Professional fees	601,175	402,054	800,725	733,211
Share-based payments (Notes 7 and 8)	112,200	694,987	112,200	710,774
Transfer agent and filing fees	26,540	132,745	61,303	171,863
Travel	6,128	37,594	8,414	41,778

Loss before other items	(1,320,118)	(1,805,269)	(2,384,202)	(2,398,432)
Finance income on sublease	-	378	-	1,314
Foreign exchange loss	(30,200)	(38,730)	(32,755)	(31,645)
Change in fair value of derivatives (Note 7)	52,806	186,378	228,283	186,378
Gain on forgiveness of debt (Note 5)	-	-	50,200	-
Gain on sublease	-	1,481	-	2,962
Interest expense (Notes 6)	(34,517)	(39,591)	(66,932)	(64,458)
Other income	161	797	161	797
Penalties and interest	(190,911)	-	(190,911)	-
Recovery of flow-through premium liability (Note 7)	(1,131)	-	15,152	-
Write-off of prepaid expenses	-	(1,000)	-	(1,000)
Unrealized gain on marketable securities	-	1,500	-	1,850
Realized loss on marketable securities	-	(1,595)	-	(1,595)

Net Loss and Comprehensive Loss for the period	$(1,523,910)	$(1,695,651)	$(2,381,004)	$(2,303,829)

Basic and diluted loss per common share	$(0.28)	$(0.39)	$(0.44)	$(0.56)

Weighted average number of common shares outstanding – Basic and Diluted	5,494,542	4,327,750	5,438,679	4,150,843

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 3 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Changes in Shareholders’ Equity

For the six months ended September 30, 2024 and 2023

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	Number of Shares	Capital Stock	Subscriptions received in advance	Share-based payment reserves	Deficit	Total Shareholders’ Equity

Balance, March 31, 2023	3,969,617	$26,449,839	$-	$1,806,894	$(17,869,111)	$10,387,622
Shares issued – exploration and evaluation assets (Notes 4 and 7)	29,900	235,600	-	-	-	235,600
Shares issued – private placement (Note 7)	800,000	5,418,400	-	-	-	5,418,400
Derivative liability (Note 7)	-	(823,597)	-	-	-	(823,597)
Share issue costs – paid in cash (Note 7)	-	(387,416)	-	-	-	(387,416)
Finder fee warrants – on private placements (Note 7)	-	(270,400)	-	270,400	-	-
Shares issued – for services (Note 7)	30,900	187,872	-	-	-	187,872
Share-based payments (Notes 7 and 8)	-	-	-	710,774	-	710,774
Loss for the period	-	-	-	-	(2,303,829)	(2,303,829)

Balance, September 30, 2023	4,830,417	30,810,298	-	2,788,068	(20,172,940)	13,425,426
Shares issued – private placements (Note 7)	341,592	1,629,268	-	-	-	1,629,268
Warrant premium – on private placements (Note 7)	-	(377,911)	-	377,911	-	-
Flow-through premium – on private placements (Note 7)	-	(20,143)	-	-	-	(20,143)
Share issue costs – paid in cash (Note 7)	-	(92,999)	-	-	-	(92,999)
Finder fee warrants – on private placements (Note 7)	-	(9,700)	-	9,700	-	-
Subscriptions received in advance (Note 7)	-	-	105,000	-	-	105,000
Shares issued – options exercised (Note 7)	36,000	184,800	-	(53,400)	-	131,400
Share-based payments (Notes 7 and 8)	-	-	-	199,926	-	199,926
Transfer of cancelled/forfeited options	-	-	-	(860,158)	860,158	-
Loss for the period	-	-	-	-	(2,168,341)	(2,168,341)

Balance, March 31, 2024	5,208,009	32,123,613	105,000	2,462,047	(21,481,123)	13,209,537
Shares issued – exploration and evaluation assets (Notes 4 and 7)	40,924	150,000	-	-	-	150,000
Shares issued – private placements (Note 7)	247,471	1,455,129	(105,000)	-	-	1,350,129
Warrant premium – on private placements (Note 7)	-	(480,100)	-	480,100	-	-
Flow-through premium – on private placements (Note 7)	-	(57,012)	-	-	-	(57,012)
Share issue costs – paid in cash (Note 7)	-	(22,869)	-	-	-	(22,869)
Share-based payments (Notes 7 and 8)	-	-	-	112,200	-	112,200
Transfer of forfeited options	-	-	-	(278,337)	278,337	-
Loss for the period	-	-	-	-	(2,381,004)	(2,381,004)

Balance, September 30, 2024	5,496,404	$33,168,761	$-	$2,776,010	$(23,583,790)	$12,360,981

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 4 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Condensed Interim Consolidated Statements of Cash Flows

For the six months ended September 30, 2024 and 2023

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

	September 30, 2024	September 30, 2023

CASH FLOWS FROM OPERATING ACTIVITIES

Loss and comprehensive loss for the period	$(2,381,004)	$(2,303,829)
Item not affecting cash:
Share-based payments	112,200	710,774
Interest expense	66,932	62,847
Change in fair value of derivatives	(228,283)	(186,378)
Recovery of flow-through premium liability	(15,152)	-
Finance income on sublease	-	(1,314)
Gain on forgiveness of debt	(50,200)	-
Shares for services	-	187,872
Realized loss on marketable securities	-	1,595
Unrealized gain on marketable securities	-	(1,850)
Write-off of prepaid	-	1,000
Changes in non-cash working capital items:
Receivables	123,950	80,669
Prepaid expenses and deposits	12,022	(249,719)
Accounts payable and accrued liabilities	742,497	(267,188)
Net cash used in operating activities	(1,617,038)	(1,965,521)

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation acquisition costs	(159,587)	(246,828)
Exploration and evaluation expenditures	(538,252)	(1,041,623)
Exploration and evaluation recoveries	200,000	100,000
Receipt of sublease payments	-	32,851
Sale proceeds from investment	-	3,155
Net cash used in investing activities	(497,839)	(1,152,445)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placements	1,350,129	5,418,400
Share issue costs	(22,869)	(387,416)
Short-term loan interest repaid	(43,340)	(72,074)
Repayment of lease obligations	-	(35,813)
Net cash provided by financing activities	1,283,920	4,923,097

Change in cash for the period	(830,957)	1,805,131
Cash, beginning of period	998,262	574,587

Cash, end of period	$167,305	$2,379,718

Cash paid for interest and taxes	$43,340	$72,074

SUPPLEMENT DISCLOSURES WITH RESPECT TO CASH FLOWS (Note 11)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Page 5 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Foremost Clean Energy Ltd. (formerly Foremost Lithium Resource & Technology Ltd.) (“Foremost” or the "Company") which was incorporated under the laws of the Province of British Columbia, is a public company listed on the Canadian Securities Exchange (the “CSE”) and trades under the symbol FAT and on the NASDAQ Capital Market (“NASDAQ”) under the symbols FMST and FMSTW. The Company’s head office is located at 2500 - 700 West Georgia Street, Vancouver, BC, V7Y 1K8.

On July 5, 2023, the Company consolidated its common shares on the basis of fifty (50) pre-consolidation common shares for one (1) post-consolidation common share. All shares, warrants and stock options in these consolidated financial statements are on post consolidated basis.

On September 30, 2024, the Company changed its name to Foremost Clean Energy Ltd.

The Company is an exploration company focused on the identification and development of high potential mineral opportunities in stable jurisdictions.

Going concern of operations

These condensed interim consolidated financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. As at September 30, 2024, the Company has had significant losses resulting in a deficit of $23,583,790 ( March 31, 2024 - $21,481,123). As at September 30, 2024, the Company also had a working capital deficiency of $3,287,973 ( March 31, 2024 - $1,247,161). In addition, the Company has not generated revenues from operations. The Company has financed its operations primarily through the issuance of common shares and short-term loans. The Company continues to seek capital through various means including the issuance of equity and/or debt. These material uncertainties cast substantial doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These condensed interim consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations. Any such adjustments may be material.

In order to continue as a going concern and to meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Statement of compliance

These condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”), as issued by the International Accounting Standards Board (“IASB”), and interpretations issued by the IFRS Interpretations Committee (“IFRIC”). Accordingly, they do not include all of the information required for full annual financial statements by IFRS Accounting Standards (“IFRS”) for complete financial statements for year-end reporting purposes.

These condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2024, which have been prepared in accordance with IFRS as issued by IASB and IFRIC. These condensed interim financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

Page 6 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

2.	BASIS OF PRESENTATION

a)	Basis of measurement

These condensed interim consolidated financial statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss or fair value through other comprehensive loss, which are stated at their fair value. In addition, these condensed interim consolidated financial statements have been prepared using the accrual basis of accounting except for cash flow information.

The policies applied in these condensed interim consolidated financial statements are based on IFRS issued and effective as of September 30, 2024. The Board of Directors approved these condensed interim consolidated financial statements for issue on November 14, 2024.

b)	Principles of consolidation

These condensed interim consolidated financial statements include the financial statements of the Company and the entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the condensed interim consolidated financial statements from the date that control commences until the date that control ceases. All significant intercompany transactions and balances have been eliminated.

The condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiary listed in the following table:

	Country of Incorporation	Principal Activity

Sierra Gold & Silver Ltd.	USA	Holding Company

3.	MATERIAL ACCOUNTING POLICIES

The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited consolidated financial statements as at March 31, 2024. These unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended March 31, 2024.

Page 7 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS

During the period ended September 30, 2024 and year ended March 31, 2024, the following exploration expenditures were incurred on the exploration and evaluation of the Company’s assets:

	Zoro Property	Grass River Property	Winston Property	Peg North Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2024	$1,909,407	$45,255	$1,338,793	$400,000	$250,000	$11,730	$127,153	$4,082,338
Cash and Accrued Payables	-	130	90,729	100,000	50,000	-	-	240,859
Shares	-	-	-	100,000	50,000	-	-	150,000
Balance, September 30, 2024	1,909,407	45,385	1,429,522	600,000	350,000	11,730	127,153	4,473,197

Exploration costs
Balance, March 31, 2024	6,452,532	680,016	419,233	849,406	2,565,023	45,865	-	11,012,075
Assay	55,945	-	-	-	-	-	-	55,945
Drilling	42,950	-	-	-	-	-	-	42,950
Geological, consulting, and other	629,794	-	20,447	12,222	8,792	6,000	-	677,255
Exploration cost recovery	(200,000)	-	-	-	-	-	-	(200,000)
Balance, September 30, 2024	6,981,221	680,016	439,680	861,628	2,573,815	51,865	-	11,588,225

Total Balance – September 30, 2024	$8,890,628	$725,401	$1,869,202	$1,461,628	$2,923,815	$63,595	$127,153	$16,061,422

	Zoro Property	Grass River Property	Winston Property	Peg North Property	Jean Lake Property	Jol Lithium Property	Lac Simard Property	Total

Acquisition costs
Balance, March 31, 2023	$1,909,407	$43,500	$1,334,548	$200,000	$150,000	$10,454	$-	$3,647,909
Cash	-	1,755	4,245	100,000	50,000	1,276	41,553	198,829
Shares	-	-	-	100,000	50,000	-	85,600	235,600
Balance, March 31, 2024	1,909,407	45,255	1,338,793	400,000	250,000	11,730	127,153	4,082,338

Exploration costs
Balance, March 31, 2023	4,653,559	596,124	371,909	660,472	2,509,453	38,365	-	8,829,882
Assay	-	-	-	15,188	2,669	-	-	17,857
Geological, consulting, and other	1,898,973	83,892	47,324	173,746	152,901	7,500	-	2,364,336
Exploration cost recovery	(100,000)	-	-	-	(100,000)	-	-	(200,000)
Balance, March 31, 2024	6,452,532	680,016	419,233	849,406	2,565,023	45,865	-	11,012,075

Total Balance – March 31, 2024	$8,361,939	$725,271	$1,758,026	$1,249,406	$2,815,023	$57,595	$127,153	$15,094,413

Page 8 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Zoro Property

The Company announced on January 4, 2024, to be the recipient of a $300,000 grant from the Manitoba Government for the Zoro Lithium Property to fund further exploration and development. During the year ended March 31, 2024, the Company received $100,000 of the $300,000 grant. The remaining $200,000 grant was received during the period ended September 30, 2024.

Grass River Property

During the period ended September 30, 2024, the Company incurred $130 ( March 31, 2024 -$1,755) in claim filing fees.

Peg North Property

During the year ended March 31, 2023, the Company entered into an option agreement to acquire a 100% interest in the Peg North claims located in the Snow Lake mining district in Manitoba. Under the terms of the option agreement (the "First Option"), in consideration for making aggregate cash payments of $750,000, issuing Strider Resources common shares having an aggregate value of $750,000, and incurring an aggregate of $3,000,000 in exploration expenditures on or before the fifth anniversary, the Company has the right to acquire a 100% interest in the Peg North Claims, subject only to a 2% net smelter return royalty granted to Strider (the "NSR"). The obligations under the First Option can be considered fulfilled under the terms as outlined in the schedule below:

a)	cash payments of $750,000 as follows:
i)	a cash payment of $100,000 on or before June 23, 2022 (paid);
ii)	a cash payment of $100,000 on or before June 28, 2023 (paid);
iii)	a cash payment of $100,000 on or before June 28, 2024 (paid);
iv)	a cash payment of $150,000 on or before June 28, 2025;
v)	a cash payment of $150,000 on or before June 28, 2026;
vi)	a cash payment of $150,000 on or before June 28, 2027; and

b)	the issuance of $750,000 in shares of the Company as follows:
i)	the issuance of $100,000 in common shares on or before June 23, 2022 (issued 10,526 shares);
ii)	the issuance of $100,000 in common shares on or before June 9, 2023 (issued 13,072 shares);
iii)	the issuance of $100,000 in common shares on or before June 28, 2024; (issued 28,818 shares);
iv)	the issuance of $150,000 in common shares on or before June 28, 2025;
v)	the issuance of $150,000 in common shares on or before June 28, 2026;
vi)	the issuance of $150,000 in common shares on or before June 28, 2027; and

c)	Incurring exploration expenditures totaling $3,000,000 (incurred $861,628 as of September 30, 2024; incurred $849,406 as of March 31, 2024) due on or before June 9, 2027.

Provided that the First Option has been exercised, the Company may purchase from Strider one half (1%) of the NSR for a cash payment of $1,500,000 (the “Second Option”) at any time prior to commencement of commercial production.

Page 9 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Winston Property

Ivanhoe/Emporia claims

In accordance with the terms and conditions of the underlying Ivanhoe/Emporia purchase agreement, the Optionors agreed to sell and convey Ivanhoe/Emporia Claims for the purchase price of $500,000 USD of which $361,375 USD remained due owing to the Robert Howe Educational Trust (“RHET”) upon closing on May 17, 2017. The Buyer agreed to pay RHET a monthly a royalty equal to the greater of the Minimum Monthly Royalty or Production Royalty determined in accordance with the following table:

Monthly Average Silver Price/Oz	Minimum Monthly Royalty	Production Royalty %
Less than $5.00	$125	3%
$5.00 ~ $6.99	$250	4%
$7.00 ~ $8.99	$500	5%
$9.00 ~ $10.99	$1,000	6%
$11.00 ~ $14.99	$1,500	7%
$15 or greater	$2,000	8%

All royalty payments made to RHET under the Minimum Monthly Royalty or Production Royalty of the agreement will be credited upon the purchase price. As of September 30, 2024, past payments totaling $221,055 USD ( March 31, 2024 - $201,535 USD) have been applied against the $500,000 USD purchase price. The remaining purchase price of $250,445 USD ( March 31, 2024 - $298,465 USD) may be satisfied in the form of ongoing advance royalty payments or lump-sum payment to finalize the property purchase. The accrued minimum monthly royalty payments outstanding as of September 30, 2024, totals $376,966 or $278,945 USD ( March 31, 2024 - $301,967, or $222,975 USD). Only the permanent production royalty of 2% of NSR on all ore mined on the Ivanhoe and Emporia lode claims, will remain as an encumbrance after the property has been purchased.

Jean Lake Property

The option agreement provides that in order for the Company to earn a 100% interest in the project it is required to make the following cash payments and share issuances to Mount Morgan Resources Ltd. and incur the following project exploration expenditures as follows:

a)	pay $25,000 in cash (paid) and issue common shares of the Company having a value of $25,000 (5,000 shares issued) on or before August 1, 2021;
b)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,704 shares issued) and incur $50,000 in exploration expenditures (incurred) on or before July 30, 2022;
c)	pay $50,000 in cash (paid), issue $50,000 in common shares (6,128 shares issued) and incur $100,000 (accumulated) in exploration expenditures (incurred) by July 30, 2023;
d)	pay $50,000 in cash (paid) issue $50,000 (12,106 shares issued) in common shares and incur $150,000 (accumulated) in exploration expenditures (incurred) by July 30, 2024; and
e)	pay $75,000 in cash, issue $75,000 in common shares and incur $200,000 (accumulated) in exploration expenditures (incurred) by July 30, 2025.

Once the Company earns the interest, the Company will grant a 2% NSR to Mount Morgan Resources Ltd. The NSR may be reduced to 1% by the Company’s payment of $1,000,000 to the NSR holder.

During the year ended March 31, 2023, the Company entered into an agreement with the Manitoba Government to receive a grant of $300,000 for exploration work on the Jean Lake and Zoro Lithium properties and received $200,000 during the year ended March 31, 2023. The remaining $100,000 was received during the year ended March 31, 2024.

Page 10 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

4.	EXPLORATION AND EVALUATION ASSETS (Continued)

Lac Simard South Property

During the year ended March 31, 2024, the Company entered into an agreement, and earned a 100% interest in, the Lac Simard South property located in Quebec by paying $35,000 (paid) and issuing 10,700 common shares (issued and valued at $85,600). Additional costs as at September 30, 2024 included transfer fees of $Nil ( March 31, 2024 - $6,553). The Company also staked additional mineral claims within the area of this property.

Jol Lithium Property

During the year ended March 31, 2023, the Company entered into an agreement and acquired a 100% interest in the MB3530 claim located in the Snow Lake area of Manitoba. To earn the interest, the Company paid $8,000 and issued $2,454 in shares (364 shares issued). During the period ended September 30, 2024, the Company incurred $Nil ( March 31, 2024 - $1,276) in claim filing fees. The property is subject to a 2% NSR.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payables and accrued liabilities for the Company are broken down as follows:

	September 30, 2024	March 31, 2024

Trade payables	$1,511,719	$1,101,757
Tax late filing penalty	188,854	-
Advance royalty payable	372,439	301,967
Accrued liabilities	289,031	91,484
Due to related parties (Note 8)	233,358	86,980

Trade payables	$2,595,401	$1,582,188

During the period ended September 30, 2024, the Company wrote-off $50,200 (2023 - $Nil) in accrued liabilities resulting in a gain on forgiveness of debt of $50,200 (2023 - $Nil).

Page 11 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

6.	TERM LOANS PAYABLE

	September 30, 2024	March 31, 2024
Loan payable on demand, unsecured with 10% interest per annum and no fixed term	$5,000	$5,000
Loan payable on May 10, 2025, secured, with 11.35% interest per annum	1,155,366	1,133,520

Total payable	$1,160,366	$1,138,520
Short-term portion	1,160,366	1,138,520
Long-term portion	$-	$-

During the year ended March 31, 2023, the Company entered into a loan agreement with a related party to borrow $1,145,520, inclusive of a prior advance of $145,520 (collectively, the “Loan”), included in short-term loans payable, with Jason Barnard, CEO, and Christina Barnard, COO, of the Company. The Loan accrues interest at a rate of 11.35% (amended on May 1, 2023, from 8.35%), payable monthly, and matures on May 10, 2025 (amended on May 1, 2023, from May 10, 2023, to May 10, 2024, and then further amended on April 26, 2024, from May 10, 2024 to May 10, 2025). The lenders agreed to further revise the loan on October 4, 2024 through to October 3, 2025, to exclude the newly optioned Denison properties and reduced the interest rate of 9% per annum. The Company incurred and paid an aggregate of $65,186 in interest on the Loan during the six months period ended September 30, 2024 (2023 - $ 72,074).

7.	CAPITAL STOCK AND RESERVES

Authorized capital stock

Unlimited number of common shares without par value

Issued capital stock

All issued shares are fully paid.

During the period ended September 30, 2024, the Company:

a)

closed Tranche 2 of 2 on a non-brokered private placement issuing 247,471 flow-through units consisting of one flow-through common share and one non-flow-through common share purchase warrant (each, a “Warrant”) at $5.88 per unit for gross proceeds of $1,455,129 (of which $105,000 was received in March 2024 as subscriptions received in advance). The Warrants are exercisable into common shares at a price of $4.00 until April 29, 2026. If at any time, the volume-weighted average trading price of the common shares on the CSE trades on or above $6.00 for 14 consecutive trading days, the Company may elect to accelerate the expiry date of the warrants by giving notice to the holders, by way of a news release, that the warrants will expire 30 calendar days following the date of such notice. The Company also paid a cash finder’s fees of $175 on the financing and issued 51 finder’s warrants (valued at $100), entitling the holder to purchase one common share at a price of $3.40 per share. All warrants and finder’s warrants are exercisable for a period of 24 months from the date of issuance expiring April 29, 2026. All securities issued under the second tranche will be subject to a hold period of four months and one day from the date of issuance. The Company also incurred legal and filing fees of $22,869 on the private placement. A value of $57,012 was attributed to the flow-through premium liability and $480,100 was allocated to reserves in connection with the financing. The Company is committed to incur a total of $1,455,129 of qualifying Canadian Exploration Expenses (“CEE”) on or before December 31, 2025. As at September 30, 2024, the Company has spent $88,972 in qualifying CEE.

Page 12 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

During the period ended September 30, 2024, the Company (Continued):

a)	issued 28,818 common shares at a value of $100,000 as part of the annual payment due under the Peg North Property option agreement (see Note 4).
b)	issued 12,106 common shares at a value of $50,000 as a part of the acquisition payments for the Jean Lake option agreement (see Note 4).

Stock Incentive Plan:

The Board of Directors adopted the Company’s 2023 Stock Incentive Plan under which allows the Company to grant equity-based incentive awards (each, an “Award”) in the form of stock options (“Options”), restricted stock units (“RSUs”), preferred stock units (“PSUs”) and deferred stock units (“DSUs”) to executive, officers, directors, employees, and consultants. The Stock Incentive Plan was ratified by shareholders at the AGSM on January 25, 2024, and is a fixed number share plan providing an aggregate maximum number of common shares that may be issued upon the exercise or settlement of Awards granted under the plan, not to exceed 850,000 common shares, subject to the adjustment provisions provided within the plan.

Stock options:

The Company’s Stock Option plan allows for the Board to grant stock options to Executives Officers, Directors, employees and consultants up to 10% of the issued and outstanding common stock of the Company.

During the period ended September 30, 2024, the Company:

a)

granted stock options for 36,000 shares to a consultant of the Company. The options are exercisable at $3.91 (USD $2.84) per share for five years with an estimated fair value of $112,200 and vest immediately.

b)	had 52,500 stock options that were forfeited, resulting in a reallocation of share-based reserves of $278,337 from reserves to deficit.

Page 13 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Stock option transactions for the period ended September 30, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance September 30, 2024	Exercisable

March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	(20,000)	42,000	42,000
December 13, 2025	$9.50	21,000	-	-	-	21,000	21,000
March 26, 2026	$3.30	20,000	-	-	-	20,000	20,000
August 25, 2026	$5.65	17,500	-	-	-	17,500	17,500
September 6, 2026	$6.60	40,000	-	-	(7,500)	32,500	32,500
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	20,000	-	-	-	20,000	20,000
September 6, 2028	$6.60	85,000	-	-	(25,000)	60,000	60,000
February 15, 2029	$3.98	20,000	-	-	-	20,000	20,000
July 23, 2029	$3.91	-	36,000	-	-	36,000	36,000

Total		333,500	36,000	-	(52,500)	317,000	317,000

Weighted average exercise price		$7.38	$3.81	$-	$7.51	$6.96	$6.96

Weighted average remaining life (years)		2.61				2.51

Stock option transactions for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price	Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024	Exercisable

March 1, 2024	$16.50	15,000	-	-	(15,000)	-	-
November 14, 2024	$3.65	-	36,000	(36,000)	-	-	-
March 8, 2025	$15.50	4,000	-	-	-	4,000	4,000
September 2, 2025	$12.75	20,000	-	-	-	20,000	20,000
September 6, 2025	$13.75	8,000	-	-	-	8,000	8,000
November 20, 2025	$4.00	6,000	-	-	-	6,000	6,000
December 2, 2025	$9.00	62,000	-	-	-	62,000	62,000
December 13, 2025	$9.50	31,000	-	-	(10,000)	21,000	21,000
January 15, 2026	$7.25	35,300	-	-	(35,300)	-	-
March 26, 2026	$3.30	-	20,000	-	-	20,000	20,000
August 25, 2026	$5.65	-	17,500	-	-	17,500	17,500
September 6, 2026	$6.60	-	40,000	-	-	40,000	40,000
November 1, 2026	$7.50	10,000	-	-	-	10,000	10,000
December 4, 2026	$5.47	-	20,000	-	-	20,000	20,000
February 16, 2027	$17.50	20,000	-	-	(20,000)	-	-
September 6, 2028	$6.60	-	85,000	-	-	85,000	85,000
February 15, 2029	$3.98	-	20,000	-	-	20,000	20,000
	$-	-	-	-	-	-	-

Total		211,300	238,500	(36,000)	(80,300)	333,500	333,500

Weighted average exercise price		$10.81	$5.87	$4.70	$9.95	$7.38	$7.38

Weighted average remaining life (years)		2.57				2.61

The average market price of the 36,000 options exercised was $4.95 per share.

Page 14 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Stock options (Continued):

The fair value of stock options granted was calculated using the Black-Scholes option pricing model with the following weighted average assumptions.

	September 30, 2024	March 31, 2024

Fair value per option	$3.12	$5.42
Exercise price	$3.91	$5.49
Expected life (years)	5.00	3.50
Interest rate	3.33%	4.17%
Annualized volatility (based on historical volatility)	109%	108%
Dividend yield	0.00%	0.00%

Performance Stock Options:

During the three months and six months ended September 30, 2024, the Company recorded $Nil (three months ended September 30, 2023 - $15,787; six months ended September 30, 2023 - $31,574) as share-based compensation for performance stock options.

No performance stock option transactions were incurred during the period ended September 30, 2024. During the year ended March 31, 2024, 15,000 performance stock options expired.15,000 performance-based stock option expired.

Warrants:

A continuity of the warrants granted for the period ended September 30, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Forfeited / Expired	Balance September 30, 2024

August 24, 2028	$	USD 6.25	800,000	-	-	-	800,000
March 13, 2026		$4.00	341,592	-	-	-	341,592
April 29, 2026		$4.00	-	247,471	-	-	247,471

Total			1,141,592	247,471	-	-	1,389,063

Weighted average exercise price			$5.58	$4.00	$-	$-	$5.30

Weighted average remaining life (years)			3.67				3.46

Page 15 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Warrants (Continued)

A continuity of the warrants granted for the year ended March 31, 2024, are summarized as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted	Exercised	Forfeited / Expired	Balance March 31, 2024

December 2, 2023		$6.50	24,000	-	-	(24,000)	-
August 24, 2028	$	USD 6.25	-	800,000	-	-	800,000
March 13, 2026		$4.00	-	341,592	-	-	341,592

Total			24,000	1,141,592	-	(24,000)	1,141,592

Weighted average exercise price			$6.50	$5.58	$-	$6.50	$5.58

Weighted average remaining life (years)			0.67				3.67

The fair value of warrants was allocated to reserves and calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	September 30, 2024	March 31, 2024

Fair value per warrant	$1.94	$3.77
Exercise price	$4.00	$4.00
Expected life (years)	2.00	2.00
Interest rate	4.30%	3.50%
Annualized volatility (based on historical volatility)	100%	111%
Dividend yield	0.00%	0.00%

The Company records warrants with an exercise price that is in a currency that is different from the functional currency as a derivative liability. Any gains or losses are recorded in the consolidated statements of comprehensive loss as they relate to the issue of warrants recorded on the Company’s balance sheet as a derivative liability measured at fair value through profit or loss. The fair value of the 800,000 transferrable warrants ($823,597) issued on August 24, 2023, are quoted on the NASDAQ. The warrant derivative liability was calculated using following assumptions:

	As at September 30, 2024	As at March 31, 2024	As at August 24, 2023

Number of warrants outstanding	800,000	800,000	800,000
Warrant price at valuation date	$0.40 USD	$0.61 USD	$0.76 USD
Exchange rate	1.3514	1.35397	1.35460
Fair value of warrants outstanding (derivative liability)	$428,663	$656,946	$823,597

Page 16 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

7.	CAPITAL STOCK AND RESERVES (Continued)

Agent warrants:

A continuity of the agent warrants granted for the period ended September 30, 2024 is as follows:

Expiry Date	Exercise Price		Balance March 31, 2024	Granted	Exercised	Cancelled / Expired	Balance September 30, 2024

August 19, 2024		$10.00	5,765	-	-	(5,765)	-
August 21, 2028	$	USD 6.25	40,000	-	-	-	40,000
March 13, 2026		$3.40	3,274	-	-	-	3,274
April 29, 2026		$3.40	-	51	-	-	51

Total			49,039	51	-	-	43,325

Weighted average exercise price			$6.50	$3.40	$-	$-	$6.03

Weighted average remaining life (years)			2.94				3.88

During the year ended March 31, 2024, the Company issued 40,000 warrants to certain underwriters/agents in connection with private placement financings which are subject to cashless exercise. A continuity of the agent warrants granted is as follows:

Expiry Date	Exercise Price		Balance March 31, 2023	Granted		Exercised	Cancelled / Expired	Balance March 31, 2024

August 19, 2024		$10.00	5,765		-	-	-	5,765
August 21, 2028	$	USD 6.25	-		40,000	-	-	40,000
March 13, 2026		$3.40	-		3,274	-	-	3,274

Total			5,765		43,274	-	-	49,039

				$	USD 6.25
Weighted average exercise price			$10.00	$	CAD 3.40	$-	$-	$6.50

Weighted average remaining life (years)								2.94

The fair value of agent warrants was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	September 30, 2024	March 31, 2024

Fair value per agent warrants	$1.96	$7.95
Exercise price	$4.00	$8.09
Expected life (years)	2.00	4.78
Interest rate	4.30%	4.09%
Annualized volatility (based on historical volatility)	101%	113%
Dividend yield	0.00%	0.00%

Page 17 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

8.	RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and corporate officers and companies controlled by them. The remuneration that was paid or accrued to the directors and other members of key management personnel during the six-month periods ended September 30, 2024, and 2023 was as follows:

	Management fees	Consulting fees	Share-based payments	Total

Period ended September 30, 2024
Current and former directors, officers and companies controlled by them	$334,500	$-	$-	$334,500

Period ended September 30, 2023
Current and former directors, officers and companies controlled by them	$228,900	$61,200	$575,625	$865,725

Additionally, please refer to Note 6 on the short-term related party Loan payable.

The amounts due to related parties included in accounts payable and accrued liabilities are unsecured, non-interest bearing, and have no specific terms of repayment, and are as follows:

	September 30, 2024	March 31, 2024

Current and former directors, officers and companies controlled by them	$233,358	$86,980

9.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of exploration and evaluation assets. Geographic information is as follows:

	September 30, 2024	March 31, 2024

Exploration and evaluation assets:
Canada	$14,192,220	$13,336,387
United States	1,869,202	1,758,026

	$16,061,422	$15,094,413

Page 18 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT

Capital management

The Company’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern. In the management of capital, the Company monitors its adjusted capital which comprises all components of equity (i.e., capital stock, reserves and deficit).

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue common shares through private placements. The Company is not exposed to any externally imposed capital requirements. The Company’s overall strategy remains unchanged from the year ended March 31, 2024.

Fair value

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 - Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

The fair value of the Company’s derivative liability was calculated using Level 1 inputs.

The carrying value of cash, receivables, accounts payable and accrued liabilities, and short-term loans payable approximate their fair value because of the short-term nature of these instruments.

Financial risk factors

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. Financial instruments that potentially subject the Company to a significant concentration of credit risk consists primarily of cash. The Company limits its exposure to credit loss by placing its cash with major Canadian financial institutions.

Page 19 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

10.	FINANCIAL RISK MANAGEMENT (Continued)

Financial risk factors (Continued)

Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2024, the Company had a cash balance of $167,305 ( March 31, 2024 - $998,262) to settle current liabilities of $3,809,293 ( March 31, 2024 - $2,732,374). All of the Company’s financial liabilities, except only certain loans payable, have contractual maturities of 30 days or are due on demand and are subject to normal trade terms. The Company is exposed to liquidity risk and is dependent on obtaining regular financings in order to continue as a going concern. Despite previous success in acquiring these financings, there is no guarantee of obtaining future financings.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest rate risk

The Company has cash balances and no variable interest-bearing debt. The Company’s cash does not have significant exposure to interest rate risk.

Foreign currency risk

The Company is exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities, and option agreement payments that are denominated in a foreign currency. There is a risk in the exchange rate of the Canadian dollar relative to the US dollar and a significant change in this rate could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. The Company does not have material net assets held in a foreign currency.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of gold and lithium, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company. The Company does not currently generate revenue so has limited exposure to price risk.

Page 20 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

11.	SUPPLEMENT DISCLOUSRES WITH RESPECT TO CASH FLOWS

During the period ended September 30, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $1,438,317 related to exploration and evaluation assets;
b)	issued 40,924 common shares with a fair value of $150,000 for the acquisition of exploration and evaluation assets; and
c)	issued 51 agent warrants valued at $100 relating to a private placement.

During the year ended March 31, 2024, significant non-cash investing and financing transactions included:

a)	included in accounts payable and accrued liabilities was $670,068 related to exploration and evaluation assets;
b)	issued 29,900 common shares with a fair value of $235,600 for the acquisition of exploration and evaluation assets;
c)	issued 40,000 underwriter/agent warrants valued at $270,400 for the public Offering in the United States; and
d)	issued 30,900 common shares at a value of $187,872 to non-related consulting firm for services.

12.	SUBSEQUENT EVENTS

a)	SPIN OUT

On July 29, 2024, the Company entered into an arrangement agreement, which was amended and restated on November 4, 2024, to spin out 100% of the shares of its wholly owned subsidiary, Sierra, into the newly incorporated related company, Rio Grande Resources Ltd. (“Rio Grande” or “RGR”) by way of a plan of arrangement (the “Arrangement”). It is a condition to the completion of the Arrangement that: (i) Rio Grande will issue a $677,450 promissory note, from a related party, namely Jason Barnard and Christina Barnard, due for payment on or before November 5, 2027, in such amount bearing interest of 8.95% per annum starting 4 months from the effective date of the Arrangement (“Effective Date”) to be announced upon receipt of the final order (the “Barnard Promissory Note”).  The full amount of the Barnard Promissory Note must be settled by Rio Grande using funds from its first and, as necessary, subsequent post-closing financing(s). The Barnard Promissory Note is secured by a general security agreement; and (ii) Rio Grande will issue a $520,000 promissory note to the Company, due for repayment on or before November 5, 2027, in such amount bearing interest of 8.95% per annum starting 4 months from the Effective Date (the “Foremost Promissory Note”).  The Foremost Promissory Note is unsecured.

Pursuant to the  terms of the Arrangement, the Company will (i) transfer to Rio Grande the right to collect receivables in respect of all amounts outstanding from Sierra to the Company as at the Effective Date and (ii) will assign and transfer to Rio Grande all of the issued and outstanding Sierra Shares in consideration for Rio Grande issuing to Foremost such number of Rio Grande common shares as is equal to the quotient obtained by dividing by 0.8005 the product obtained by multiplying the number of Foremost Shares issued and outstanding immediately prior to 12:01 a.m. on the Effective Date, or such other time on the Effective Date as agreed to in writing (the “Effective Time”) by two (2).

Notwithstanding the Company’s Stock Incentive Plan, each option of the Company (“Foremost Option”) to acquire one (1) common share of the Company (“Foremost Share”) outstanding immediately prior to this shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Company’s option-holder (“Foremost Optionee”) thereof to Foremost (free and clear of any Encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

Page 21 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

12.	SUBSEQUENT EVENTS (Continued)

a)	SPIN OUT (Continued)

i)

0.9136 of each Foremost Option held by a Foremost Optionee immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost replacement option to acquire one (1) new Foremost Share having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Foremost Share determined immediately prior to this divided by the total fair market value of a new Foremost Share and the fair market value of two (2) Rio Grande common shares determined immediately prior to this; and

ii)

0.0864 of each Foremost Option held by a Foremost Optionee immediately prior to the Effective Time shall be transferred and exchanged for two Rio Grande options, with each whole Rio Grande option entitling the holder thereof to acquire one (1) Rio Grande common share having an exercise price (rounded up to the nearest cent) equal to the product of the exercise price of the Foremost Option so exchanged immediately before the exchange of such Foremost Option multiplied by the fair market value of a Rio Grande common share determined immediately prior to this divided by the total of the fair market value of a new class of common shares of the Company created pursuant to the Arrangement (“New Foremost Share”) and the fair market value of two (2) Rio Grande common shares at the Effective Time.

Notwithstanding the Company’s Stock Incentive Plan, each RSU of the Company (“Foremost RSU”) to acquire one (1) Foremost Share outstanding immediately prior to this shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Foremost RSU holder thereof to Foremost (free and clear of any Encumbrances) in the following portions and such portions shall be exchanged for, as the sole consideration therefor the following consideration:

i)

0.9136 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for one (1) Foremost Replacement RSU to acquire such number of New Foremost Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU; and

ii)

0.0864 of each Foremost RSU held by a Foremost RSU holder immediately prior to the Effective Time shall be transferred and exchanged for two (2) Rio Grande RSUs to acquire such number of Rio Grande Common Shares and on such vesting and other conditions as set forth in the applicable award agreement in respect of such Foremost RSU.

The Company and Rio Grande acknowledge and agree that:

i)

from and after the Effective Date, each warrant of the Company (“Foremost Warrant”) shall entitle the holder to receive, upon due exercise thereof, for the exercise price immediately prior to the Effective Time:

●	one new Foremost Share for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time; and
●

two (2) Rio Grande Common Shares for each Foremost Share that was issuable upon due exercise of the Foremost Warrant immediately prior to the Effective Time, and Rio Grande hereby covenants that it shall forthwith upon receipt of written notice from Foremost from time to time issue, as directed by Foremost, that number of Rio Grande Common Shares as may be required to satisfy the foregoing;

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FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

12.	SUBSEQUENT EVENTS (Continued)

a)	SPIN OUT (Continued)

ii)

Foremost shall, as agent for Rio Grande, collect and pay to Rio Grande an amount for each two (2) Rio Grande common shares so issued that is equal to the exercise price under the Foremost Warrant multiplied by the fair market value of two (2) Rio Grande common shares at the Effective Time divided by the total fair market value of a Foremost Share and two (2) Rio Grande common shares at the Effective Time;

iii)

and the terms and conditions applicable to the Foremost Warrants, immediately after the Effective Time, will otherwise remain unchanged from the terms and conditions of the Foremost Warrants as they exist immediately before the Effective Time.

The Arrangement will be subject to shareholder, court, Canadian Securities Exchange (“CSE”), NASDAQ and regulatory approvals, as well as management’s discretion. Subsequent to the completion of the Arrangement, the Company intends to list the shares of RGR on the CSE. Foremost will remain listed on the CSE and the NASDAQ. In order to appropriately capitalize RGR to pursue its business objectives immediately following the completion of the Arrangement, it is anticipated that RGR will borrow certain funds from Foremost and Jason and Christina Barnard and issue the Foremost Promissory Note and the Barnard Promissory Note in connection therewith.

Shareholders are cautioned that there can be no assurance that the Arrangement will be completed on the terms described herein or at all, or that the listing on the CSE will occur.

b)	ATHABASCA PROPERTIES, Northern Saskatchewan

The Company entered into an option agreement with Denison Mines Corp. (“Denison”) on October 7, 2024, to acquire up to a 70% interest in The Athabasca Property (the “Option Agreement”) which is comprised of 10 uranium exploration properties (known as the Blackwing, Murphy Lake South (crab claw), GR, CLK, Torwalt Lake, Turkey Lake, Epp Lake, Marten, Wolverine, and Hatchet Lake properties) covering over 330,000 acres in the Athabasca Basin in Northern Saskatchewan (“Exploration Properties”).

Ownership Details

Denison currently has 100% ownership in all of the properties except for Hatchet Lake, which is subject to a joint venture agreement with Eros Resources Corp., with Denison currently holding a 70.15% ownership interest.

Under the terms of the option, the Company may acquire up to 70% of Denison's interest in the Exploration Properties. In the case of Hatchet Lake, Foremost may earn up to a 51% interest in the Hatchet Lake joint venture, representing slightly over 70% of Denison's current ownership interest.

The Option Agreement contains three (3) phases, as summarized below:

Phase 1

Subsequent to September 30, 2024, the Company earned an initial 20% interest in the Exploration Properties (14.03% for Hatchet Lake) by:

●	Issuing 1,369,810 common shares (issued on October 4, 2024 valued at $5,263,209);
●	Appointing a Technical Advisor to Foremost at Denison's election; and
●

Entering into an Investors Rights Agreement providing for, among other things: the appointment by Denison of up to two (2) individuals to the board of directors of Foremost; and a pre-emptive equity participation right for Denison to maintain a 19.95% equity interest in Foremost.

Page 23 | 24

FOREMOST CLEAN ENERGY LTD.

(FORMERLY FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.)

Notes to the Condensed Interim Consolidated Financial Statements

September 30, 2024

(Expressed in Canadian Dollars)

(Unaudited – Prepared by Management)

12.	SUBSEQUENT EVENTS (Continued)

b)	ATHABASCA PROPERTIES, Northern Saskatchewan (Continued)

Phase 2

To earn an additional 31% interest in the Exploration Properties (21.75% for Hatchet Lake), on or before October 4, 2027, Foremost must:

●	Pay Denison $2,000,000 in cash or common shares or a combination thereof, at the discretion of Foremost; and
●	Incur $8,000,000 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 2 are not satisfied, Foremost shall forfeit the entirety of its interests in and rights to the Exploration Properties.

Phase 3

To earn an additional 19% interest in the Exploration Properties (15.22% for Hatchet Lake), on or before October 4, 2030, and on the successful completion of Phase 2, Foremost must:

●	Pay Denison a further $2,500,000 in cash or common shares or a combination thereof, at the discretion of Foremost; and
●	Incur a further $12,000,00 in exploration expenditures on the Exploration Properties.

If the conditions of Phase 3 are not satisfied, Foremost shall forfeit a portion of its interests in and rights to the Exploration Properties such that Denison's interests in each of the Exploration Properties will be increased to 51% and operatorship shall revert to Denison.

Upon completion of either Phase 2 or Phase 3 (as applicable) of the Option Agreement, the parties will enter into a joint venture agreement in respect of each of the Exploration Properties.

Subsequent to September 30, 2024, the Company issued 425,682 common shares at a value of $1,670,119 for finder’s and advisory fees for the acquisition of Athabasca Property.

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